UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 5, 2020

 SELLAS Life Sciences Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 West 38th Street, 10th Floor New York, NY 10018
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (917) 438-4353

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SLS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On June 5, 2020, SELLAS Life Sciences Group, Inc. (the “Company”) entered into a Sublease (the “Sublease”) with Reimer & Braunstein LLP (“Subleasor”), pursuant to which the Company will sublease certain executive, administrative and general business office space for its headquarters located at 7 Times Square, Suite No. 2503, New York, New York (the “Premises”). The Sublease is subordinate to the Amended and Restated Lease by and between Times Square Tower Associates LLC and the Subleasor, dated December 31, 2013.

Under the terms of the Sublease, which shall commence upon the satisfaction of certain conditions (including completion of the Special COVID-19 Condition (as defined below)) (the “Sublease Commencement Date”), the Company will sublease the Premises, consisting of approximately 5,143 square feet, at the rate of $25,000.00 per month (the “Base Rate”), with no Base Rate payable until the later of (i) August 1, 2020 and (ii) the earlier of (x) the date which is four months after the Sublease Commencement Date and (y) if the Sublease Commencement Date shall have occurred, October 1, 2020 (the “Rent Commencement Date”). The Base Rate is scheduled to increase to $25,750 per month beginning on the 2nd anniversary of the Rent Commencement Date, $26,522.50 per month beginning on the 3rd anniversary of the Rent Commencement Date, $27,318.18 per month beginning on the 4th anniversary of the Rent Commencement Date and $28,137.72 per month beginning on the 5th anniversary of the Rent Commencement Date. The Company may also be responsible for additional maintenance expenses throughout the life of the Sublease.

The current “New York State on Pause” orders and restrictions issued by New York State prevent the Company’s occupancy of the Premises. As such, in order for the Company’s occupancy of the Premises to begin, New York State must have lifted or modified its “stay-at-home” directives under the New York State on Pause order thereby permitting (a) employees at the Premises to lawfully return to work on a full or part time basis and (b) use of the Premises for general office purposes (the “Special COVID 19 Condition”).

The Sublease will continue until December 30, 2024. Unless otherwise expressly agreed to the contrary, the Company does not have the right to modify the term of the Sublease or to sublease any additional portion(s) of the Premises from the Subleasor.

The Company’s lease for its current premises located at 15 West 38th Street, 10th Floor, New York, NY 10018, will expire on July 31, 2020. The Company conducted an extensive search for new premises for the Company’s executive, administrative and general business functions with the goal of reducing costs while meeting the Company’s needs.

The foregoing description of the terms of the Sublease does not purport to be complete, and is qualified in its entirety by reference to the full text of the Sublease, which is filed as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In order to more evenly divide the classes of directors, and consistent with the Company’s Bylaws, at the conclusion of the Company’s 2020 Annual Meeting of Stockholders, at which John Varian was re-elected as a Class I Director, Mr. Varian resigned from his position as a Class I Director. Immediately upon such resignation, the Company’s Board of Directors (the “Board”) appointed Mr. Varian to a newly created Class III directorship. As a result, Mr. Varian shall be up for reelection with other Class III directors at the 2022 annual meeting, rather than with the Class I directors at the 2023 annual meeting.

Mr. Varian’s decision to resign as a Class I Director is solely to facilitate his appointment as a Class III Director and is not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Varian shall continue to serve as Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee and the Science Committee.

Item 5.07	Submission of Matters to a Vote of Security Holders.

Annual Meeting of Stockholders

On June 9, 2020, the Company held its Annual Meeting of Stockholders ("Annual Meeting"). There were 4,012,254 shares of common stock, or approximately 59.72% of all outstanding shares, present in person or represented by proxy. At the Annual Meeting, the stockholders voted on the following three proposals and cast their votes as described below.

Proposal 1

The Company’s stockholders re-elected the following three nominees as Class I directors to the Board of the Company to hold office until the 2023 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

NAME	FOR	WITHHELD	BROKER NON-VOTES
Jane Wasman	822,471	156,508	3,033,275
Robert Van Nostrand	847,380	131,599	3,033,275
John Varian	863,654	115,325	3,033,275

Proposal 2

The Company’s stockholders ratified the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
3,744,472	207,304	60,478	0

Proposal 3

The Company’s stockholders approved the non-binding, advisory resolution on the executive compensation of the Company’s named executive officers.

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
532,523	379,304	67,152	3,033,275

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Sublease, effective June 5, 2020, by and between the Company and Reimer & Braunstein LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELLAS Life Sciences Group, Inc.

Date:	June 11, 2020	By:	/s/ Barbara A. Wood
			Name:	Barbara A. Wood
			Title:	Executive Vice President, General Counsel and Corporate Secretary